Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY CLOSES SALE OF TECO TRANSPORT CORPORATION TO GREENSTREET EQUITY PARTNERS, L.P.

Tampa, Florida – December 5, 2007 – TECO Energy today announced that it has closed the sale of TECO Transport Corporation to an investment group led by an affiliate of Greenstreet Equity Partners, L.P., a Miami-based private equity firm founded by Steven Green, the former U.S. ambassador to Singapore, and Jeffrey Safchik, for $405 million, which is subject to the final adjustment of net working capital.

Net proceeds from the sale, taking into consideration estimated transaction-related costs and state and federal taxes, are expected to be approximately $375 million. TECO Energy expects to record a pretax book gain in the fourth quarter of between $235 million and $245 million, excluding previously recognized transaction costs.

Chairman and CEO Sherrill Hudson said, “This outcome is a very positive event for TECO Energy. It allows us to continue our previously announced debt retirement plans, including the cash tender offer announced recently. These actions will strengthen our balance sheet and solidify our focus on TECO Energy’s utility businesses. In addition, we hope the completion of this sale will continue to accelerate improvement of TECO Energy’s credit ratings.”

President and COO John Ramil said, “Our thanks to the entire TECO Transport team for their many years of dedicated service as part of the TECO Energy family of companies. Their commitment and professionalism have never wavered, especially during the past few months of transition. We wish them much success as they enter this new era in their long history as a world-class waterborne transportation business.”

TECO Energy was the guarantor of three TECO Transport vessel leases. The first lease will terminate on December 30, 2007, and the agreement with the purchaser requires it to cause TECO Transport to make the $44.6 million termination payment on that date. Releases with respect to the two other guaranties were obtained at closing, and payments for those releases were included in the net proceeds amount described above.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in coal mining, and electric generation and distribution in Guatemala.

NOTE: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could impact actual results. The anticipated effects of the transaction and TECO Energy’s ability to continue its debt retirement plans are dependent upon TECO Energy achieving its anticipated financial performance. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended December 31, 2006, as updated by the information contained in Item 1A of its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007 and September 30, 2007.

Contact:	News Media: Laura Duda	Investors: Nadia Yazback
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